As filed with the Securities and Exchange Commission on July 1, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

US AIRWAYS GROUP, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation or organization)
54-1194634
(IRS Employer Identification No.)
111 West Rio Salado Parkway
Tempe, Arizona 85281
(Address of Principal Executive Offices) (Zip Code)
2011 Incentive Award Plan
(Full title of the plan)

Copies to:
Anthony J. Richmond
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
(650) 328-4600
Stephen L. Johnson
Executive Vice President — Corporate and Government Affairs
US Airways Group, Inc.
111 West Rio Salado Parkway
Tempe, Arizona 85281
(Name and address of agent for service)
(480) 693-0800
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☑ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
	Amount	Maximum	Aggregate	Amount of
Title of Securities	to be	Offering Price	Offering	Registration
To Be Registered	Registered(1)	Per Share	Price	Fee
Common Stock, $0.01 Par Value	15,157,626 (2)	$8.98 (3)	$136,115,481	$15,803.01

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2011 Incentive Award Plan (the “2011 Plan”), by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)	Represents 15,157,626 shares of common stock available for future issuance under the 2011 Plan as of July 1, 2011, which number consists of (a) 15,000,000 shares of common stock initially reserved for future grants under the 2011 Plan and (b) 157,626 shares of common stock previously available for issuance under the US Airways Group, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) and the US Airways Group, Inc. 2005 Equity Incentive Plan (the “2005 Plan” and collectively with the 2008 Plan, the “Prior Plans”) that have become available for issuance under the 2011 Plan as of the effective date of the 2011 Plan. To the extent outstanding awards under the Prior Plans are forfeited or lapse unexercised following the effective date of the 2011 Plan, additional shares of common stock subject to such awards will be available for future issuance under the 2011 Plan.

(3)	This estimate is made pursuant to Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $8.98 which is the average of the high and low prices for the registrant’s common stock as reported on the New York Stock Exchange on June 27, 2011.
Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

PART I
PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption From Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX
EX-4.1
EX-4.2
EX-4.3
EX-4.4
EX-4.5
EX-4.6
EX-5.1
EX-23.2

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The information incorporated by reference herein is considered to be part of this registration statement, and later information filed with the Commission will update and supersede this information. The following documents filed by the Registrant with the Commission are incorporated herein by reference:
(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed on February 23, 2011;

(2)	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 filed on April 26, 2011;

(3)	Definitive Proxy Statement on Schedule 14A filed on April 29, 2011;

(4)	Current Reports on Form 8-K filed on January 21, 2011, February 4, 2011, May 23, 2011, June 9, 2011, June 22, 2011, June 24, 2011 and July 1, 2011;

(5)	The description of the Registrant’s common stock set forth in its Registration Statement on Form 8-A (Registration No. 001-08444) filed on September 22, 2005, including any amendments or reports filed for the purpose of updating such description.
     All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Article VI of the Registrant’s Amended and Restated Certificate of Incorporation provides for the elimination of personal monetary liabilities of directors of the Registrant for breaches of their fiduciary duties as directors, except that, as provided by Section 102(b)(7) of the General Corporation Law of Delaware (the “DGCL”), such personal monetary liability of a director may not be eliminated with regard to any breach of the duty of loyalty, failing to act in good faith, intentional misconduct or knowing violation of law, payment of an unlawful dividend, approval of an illegal stock repurchase, or obtainment of an improper personal benefit. Such a provision has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.
     Article VII of the Registrant’s Amended and Restated Certificate of Incorporation provides for indemnification of directors and officers of the Registrant to the extent permitted by the DGCL. Section 145 of the DGCL provides for indemnification of directors and officers from and against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement reasonably incurred by them in connection with any civil, criminal, administrative or investigative claim or proceeding (including civil actions brought as derivative actions by or in the right of the Registrant but only to the extent of expenses reasonably incurred in defending or settling such action) in which they may become involved by reason of being a director or officer of the Registrant if the director or officer acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Registrant and, in addition, in criminal actions, if he had no reasonable cause to believe his conduct to be unlawful. If, in an action brought by or in the right of the Registrant, the director or officer is adjudged to be liable for negligence or misconduct in the performance of his duty, he will only be entitled to such indemnity as the court finds to be proper. Persons who are successful in defense of any claim against them are entitled to indemnification as of right against expense actually and reasonably incurred in connection therewith. In all other cases, indemnification shall be made (unless otherwise ordered by a court) only if the board of directors, acting by a majority vote of a quorum of disinterested directors, independent legal counsel or holders of a majority of the shares entitled to vote determines that the applicable standard of conduct has been met. Section 145 also provides such indemnity for directors and officers of a corporation who, at the request of the corporation, act as directors, officers, employees or agents of other corporations, partnerships or other enterprises.
     Article VI of the Registrant’s Amended and Restated Bylaws requires the Registrant to indemnify any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in our right), because such person is or was one of the Registrant’s directors or officers, or is or was a director or officer of the Registrant serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability or expenses reasonably incurred by the director or officer in such proceeding if such director or officer acted in good faith, in a manner reasonably believed to be in or not opposed to the Registrant’s bests interests, and, with respect to criminal proceedings, had no reasonable cause to believe such person’s conduct was unlawful; except that no indemnification will be made if it is determined that the director or officer was liable to the Registrant, unless the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines that indemnification is appropriate.
     The Registrant also maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the Registrant against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by the Registrant.
     Under separate indemnification agreements with the Registrant, each officer and director of the Registrant is indemnified against all liabilities relating to his or her position as an officer or director of the Registrant, to the fullest extent permitted under applicable law.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description of Exhibit
4.1	US Airways Group, Inc. 2011 Incentive Award Plan.

4.2	Form of Annual Grant Agreement under the US Airways Group, Inc. 2011 Incentive Award Plan.

4.3	Form of Stock Appreciation Right (Cash-Settled) Award Grant Notice and Stock Appreciation Right (Cash-Settled) Award Agreement under the US Airways Group, Inc. 2011 Incentive Award Plan.

4.4	Form of Stock Appreciation Right (Stock-Settled) Award Grant Notice and Stock Appreciation Right Award Agreement under the US Airways Group, Inc. 2011 Incentive Award Plan.

4.5	Form of Restricted Stock Unit (Cash-Settled) Award Grant Notice and Restricted Stock Unit (Cash-Settled) Award Agreement under the US Airways Group, Inc. 2011 Incentive Award Plan.

4.6	Form of Restricted Stock Unit (Stock-Settled) Award Grant Notice and Restricted Stock Unit Award Agreement under the US Airways Group, Inc. 2011 Incentive Award Plan.

Exhibit No.	Description of Exhibit
4.7	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.6 to US Airways Group’s Automatic Shelf Registration Statement on Form S-3 filed December 3, 2009) (Registration No. 333-163463).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, independent registered public accounting firm.

24.1	Power of attorney (included in the signature page to this Registration Statement).
Item 9. Undertakings.
a.	The undersigned Registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that: paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers,” or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on this 1st day of July, 2011.

US Airways Group, inc.

By: Name:	/s/ Derek J. Kerr Derek J. Kerr
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints W. Douglas Parker, Derek J. Kerr and Stephen L. Johnson, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ W. Douglas Parker W. Douglas Parker	Chairman and Chief Executive Officer (principal executive officer)	June 30, 2011

/s/ Derek J. Kerr Derek J. Kerr	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	June 30, 2011

/s/ Bruce R. Lakefield Bruce R. Lakefield	Vice Chairman and Director	June 30, 2011

/s/ Herbert M. Baum Herbert M. Baum	Director	June 30, 2011

/s/ Matthew J. Hart Matthew J. Hart	Director	June 30, 2011

/s/ Richard C. Kraemer Richard C. Kraemer	Director	June 30, 2011

Signature	Title	Date
/s/ Cheryl G. Krongard Cheryl G. Krongard	Director	June 30, 2011

/s/ Denise M. O’Leary Denise M. O’Leary	Director	June 30, 2011

/s/ George M. Philip George M. Philip	Director	June 30, 2011

/s/ J. Steven Whisler J. Steven Whisler	Director	June 30, 2011

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	US Airways Group, Inc. 2011 Incentive Award Plan.

4.2	Form of Annual Grant Agreement under the US Airways Group, Inc. 2011 Incentive Award Plan.

4.3	Form of Stock Appreciation Right (Cash-Settled) Award Grant Notice and Stock Appreciation Right (Cash-Settled) Award Agreement under the US Airways Group, Inc. 2011 Incentive Award Plan.

4.4	Form of Stock Appreciation Right (Stock-Settled) Award Grant Notice and Stock Appreciation Right Award Agreement under the US Airways Group, Inc. 2011 Incentive Award Plan.

4.5	Form of Restricted Stock Unit (Cash-Settled) Award Grant Notice and Restricted Stock Unit (Cash-Settled) Award Agreement under the US Airways Group, Inc. 2011 Incentive Award Plan.

4.6	Form of Restricted Stock Unit (Stock-Settled) Award Grant Notice and Restricted Stock Unit Award Agreement under the US Airways Group, Inc. 2011 Incentive Award Plan.

4.7	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.6 to US Airways Group’s Automatic Shelf Registration Statement on Form S-3 filed December 3, 2009) (Registration No. 333-163463).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, independent registered public accounting firm.

24.1	Power of attorney (included in the signature page to this Registration Statement).